Exhibit 99.1

Acorn Makes Progress Towards Break-even in Q2 on 7% Revenue & 13% Gross Profit Growth, Showing Resilient Business Model in Remote Monitoring & Control (IoT)

Wilmington, DE – August 12, 2020 – Acorn Energy, Inc. (OTCQB: ACFN), a provider of Internet of Things (IoT) remote monitoring and control solutions for stand-by generators, gas pipelines, air compressors and other industrial equipment through its OmniMetrix subsidiary, today announced results for its second quarter (Q2’20) ended June 30, 2020. Acorn will host an investor call tomorrow, August 13th at 11:00 a.m. ET to discuss its results and outlook (details below).

Jan Loeb, Acorn’s CEO, commented, “First, I want to thank the entire OmniMetrix team for their efforts and commitment amidst the challenges of the COVID-19 pandemic. As a provider of infrastructure support to critical industries, we’ve remained fully operational throughout the pandemic without any layoffs. In Q2, the company achieved 7% revenue growth over Q2’19, a gross margin near 70% and came close to break-even on a consolidated net income basis. This solid performance is rooted in our growing base of high-margin and recurring monitoring service revenue, which rose 19% for the period, driving a 13% increase in overall gross profit.

“While uncertainties remain regarding customer behavior as a result of COVID-19 and its potential lasting impacts, we believe our business is particularly resilient given the affordable cost and justifiable safety benefits of remote monitoring for our customers. Regardless of economic conditions or even a serious pandemic, we think that demand for IoT solutions such as remote monitoring and control will continue to grow over the long term, particularly given the relatively low penetration rate of such solutions in the market segments we serve.

“Of course we are continuing to see a negative impact on our sales and business development efforts with larger corporate entities, particularly in our Corrosion Protection business for natural gas pipelines. While the value proposition for eliminating in-person inspection of pipelines is even greater in the COVID-19 environment, many companies in this space have postponed vendor meetings.

“In the second quarter we launched our new Smart Annunciator product, which provides customers with status updates on critical electric systems. In July, we forged our first distribution relationship outside of North America, with Italian company Mel Systems S.R.L., opening up sales opportunities in Italy and across the EU for our AirGuard air compressor monitoring solution. We also hope to launch a new Omnimetrix software product upgrade later this quarter offering more features.

“We ended the quarter with $1,760,000 in cash, putting us on very strong footing to manage through uncertainty and also better positioning us to potentially take advantage of opportunities that could arise from business or market turbulence in our space. Considering the strength of our business, and despite COVID-19 impacts, we remain very confident in the long-term growth and cash generation potential of our businesses. We believe we have the correct strategy, the right team and enough capital to return to a 20% long-term growth trajectory by 2021.”

OmniMetrix Summary Financial Results

($ in thousands)	Q2’20	Q2’19	Change	6mo. 2020	6mo. 2019	Change
Monitoring revenue	$958	$804	19.1%	$1,853	$1,570	18.0%
Hardware revenue	$510	$573	-11.0%	$953	$1,134	-16.0%
Total revenue	$1,468	$1,377	6.6%	$2,806	$2,704	3.8%
Gross profit	$1,022	$901	13.4%	$1,944	$1,722	12.9%
Gross margin	69.6%	65.4%		69.3%	63.7%

Comparing Q2’20 to Q2’19, revenue increased approximately 7% to $1,468,000, driven by a 19% increase in monitoring revenue, due an increased number of endpoints monitored, partially offset by an 11% decrease in hardware revenue due to the impact of COVID-19 business disruptions. Revenue rose 4% for the first six months of 2020 versus the first six months of 2019, similarly driven by monitoring revenue growth of 18%, partially offset by a 16% decline in hardware revenue.

Comparing Q2’20 to Q2’19, gross profit grew 13% to $1,022,000 and gross margin increased to approximately 70% in Q2’20 from 65% in Q2’19, primarily due to increased monitoring revenue, which carries a higher gross margin than hardware. Gross margin on monitoring revenue remained strong at 84% in both Q2’20 and Q2’19. Hardware gross margin improved to 42% in Q2’20 from 40% in Q2’19, due to an increasing mix of higher margin, next-generation monitoring products.

OmniMetrix’s Q2’20 total operating expenses decreased 5% to $822,000 from $861,000 in Q2’19, primarily due to decreased travel expenses related to COVID-19 restrictions and decreased legal fees. However, management anticipates that annual SG&A costs will increase approximately 15% in 2020 as a result of a fully-staffed sales team and continuing IT infrastructure investments.

Reflecting higher gross profit complemented with lower operating expenses, OmniMetrix reported Q2’20 operating income of $200,000 versus an operating loss of $40,000 in Q2’19 and an operating loss of $51,000 in Q1’20.

Acorn Consolidated Financial Results

Acorn’s corporate general and administrative (G&A) costs decreased 9% to $222,000 in Q2’20, as compared to $243,000 in Q2’19, due to a decrease in travel expenses and insurance costs. Management does not expect corporate G&A expense to increase materially in 2020 other than expenses that may be required to support growth in OmniMetrix.

Q2’20 net loss attributable to Acorn shareholders improved to $33,000, or ($0.00) per share, as compared to a net loss attributable to Acorn shareholders of $199,000, or ($0.01) per share, in Q2’19. For the first six months of 2020, Acorn’s net loss attributable to shareholders improved to $316,000, or ($0.01) per share, versus $436,000, or ($0.01) per share in the first six months of 2019. The first half of 2019 included $30,000 in cost of sales due to an inventory write-off related to discontinued technology.

Liquidity and Capital Resources

Cash generated from operating activities improved to $78,000, compared to a use of cash of $423,000 in the first half of 2019, primarily due increased receivable collections as well as a reduced net loss. At June 30, 2020, consolidated cash and cash equivalents increased to $1,760,000 from $1,247,000 at December 31, 2019. Acorn’s consolidated cash includes aggregate loan proceeds of approximately $462,000 received in Q2’20 under the Coronavirus Aid, Relief and Economic Security Act, which the company expects to be substantially forgiven. OmniMetrix’s outstanding balance on its receivables-based line of credit at June 30, 2020 was $181,000 compared to $136,000 at 2019 year end. Acorn management believes the Company’s current cash, expected cash flow from operations and available borrowings provides sufficient liquidity to finance the company’s operating activities for the foreseeable future.

The ongoing global impact of the Coronavirus continues to be uncertain, and the Company’s operations may be materially affected by the Coronavirus pandemic, including a material adverse impact on the Company’s financial position, operations and cash flows. Possible effects may include, but are not limited to, disruption to the Company’s customers and revenue, absenteeism in the Company’s labor workforce, and unavailability of products and supplies used in operations.

Conference Call Details

Date/Time:	Thursday, August 13th at 11:00 am ET
Dial-in Number:	1-844-834-0644 or 1-412-317-5190 (Int’l)
Online Replay/Transcript:	Audio file and call transcript will be posted to the
Investor section of Acorn’s website when available.
Submit Questions via Email:	acfn@catalyst-ir.com – before or after the call.

About Acorn (www.acornenergy.com) and OmniMetrixTM (www.omnimetrix.net)

Acorn Energy, Inc. owns a 99% equity stake in OmniMetrix, a pioneer and leader in machine-to-machine (M2M) and Internet of Things (IoT) wireless remote monitoring and control solutions for stand-by power generators, gas pipelines, air compressors and other industrial equipment. OmniMetrix’s proven, cost-effective solutions make critical systems more reliable. The company monitors tens of thousands of assets for customers, which include 25 Fortune/Global 500 companies. In addition to generators in homes, OmniMetrix solutions monitor critical equipment used in cell towers, manufacturing plants, medical facilities, data centers, retail stores, public transportation systems, energy distribution, and federal, state and municipal government facilities.

Safe Harbor Statement

This press release includes forward-looking statements, which are subject to risks and uncertainties. There is no assurance that Acorn will be successful in growing its business, reaching profitability, or maximizing the value of its operating company and other assets. A complete discussion of the risks and uncertainties that may affect Acorn Energy’s business, including the business of its subsidiary, is included in “Risk Factors” in the Company’s most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

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Investor Relations Contacts

Catalyst IR

William Jones, 267-987-2082

David Collins, 212-924-9800

acfn@catalyst-ir.com

ACORN ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Six months ended June 30,		Three months ended June 30,
	2020	2019	2020	2019

Revenue	$2,806	$2,704	$1,468	$1,377
Cost of sales – products and services	862	952	446	476
Cost of sales – other	―	30	―	―
Gross profit	1,944	1,722	1,022	901
Operating expenses:
Research and development expenses	293	283	138	139
Selling, general and administrative expense	1,947	1,909	906	965
Total operating expenses	2,240	2,192	1,044	1,104
Operating loss	(296)	(470)	(22)	(203)
Finance expense, net	(20)	5	(10)	(1)
Loss before income taxes	(316)	(465)	(32)	(204)
Income tax expense	―	—	―	—
Net loss	(316)	(465)	(32)	(204)
Non-controlling interest share of net loss (income)	―	29	(1)	5
Net loss attributable to Acorn Energy, Inc. shareholders	$(316)	$(436)	$(33)	$(199)

Basic and diluted net loss per share attributable to Acorn Energy, Inc. shareholders:	$(0.01)	$(0.01)	$(0.00)	$(0.01)
Weighted average number of shares outstanding attributable to Acorn Energy, Inc. shareholders – basic and diluted	39,659	30,515	39,687	30,675

ACORN ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	As of June 30, 2020	As of December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$1,760	$1,247
Accounts receivable, net	706	962
Inventory, net	301	291
Deferred charges	814	741
Other current assets	133	189
Total current assets	3,714	3,430
Property and equipment, net	259	189
Right-of-use assets, net	541	587
Other assets	707	778
Total assets	$5,221	$4,984
LIABILITIES AND DEFICIT
Current liabilities:
Short-term credit	$181	$136
Loan payable – current portion	180	―
Accounts payable	242	197
Accrued expenses	91	136
Deferred revenue	3,115	3,004
Current operating lease liabilities	76	53
Other current liabilities	111	68
Total current liabilities	3,996	3,594
Non-current liabilities:
Loan payable	282	―
Deferred revenue	1,370	1,491
Noncurrent operating lease liabilities	494	542
Other non-current liabilities	4	2
Total non-current liabilities	2,150	2,035
Commitments and contingencies
Deficit:
Acorn Energy, Inc. shareholders
Common stock - $0.01 par value per share:
Authorized – 42,000,000 shares; Issued – 39,687,589 and 39,591,339 shares at June 30, 2020 and December 31, 2019, respectively	397	396
Additional paid-in capital	102,710	101,655
Warrants	3	1,021
Accumulated deficit	(100,998)	(100,682)
Treasury stock, at cost – 801,920 shares at June 30, 2020 and December 31, 2019	(3,036)	(3,036)
Total Acorn Energy, Inc. shareholders’ deficit	(924)	(646)
Non-controlling interests	(1)	1
Total deficit	(925)	(645)
Total liabilities and deficit	$5,221	$4,984